                                                                    Exhibit 3.8a

                            CERTIFICATE OF FORMATION

                                       OF

                          CAPITOL OFFICE SOLUTIONS, LLC

     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 Section 18-201 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

     FIRST: The name of the limited liability company (hereinafter the "limited liability company") is Capitol Office Solutions, LLC.

     SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained under Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

     THIRD: This Certificate of Formation shall be effective as of April 1, 2002.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on March 20, 2002.

                                      By:       /s/  Christopher J. Hagan
                                         ---------------------------------------
                                                    Authorized Person